Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-56766, 33-88968 and 333-30603 of BioTime, Inc. on Form S-8 of our report dated February 16, 2002 (March 27, 2002 as to Note 9 and the fourth paragraph of Note 1), (which expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company's operations), appearing in the Annual Report on Form 10-K/A-1 of BioTime, Inc. for the year ended December 31, 2001.


/s/ DELOITTE & TOUCHE LLP
May 14, 2002
San Francisco, California